                                                                     EXHIBIT 3.6

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              ARCH OF WYOMING, LLC

                  This Limited Liability Company Agreement (this "Agreement") of Arch of Wyoming, LLC is entered into by Arch Coal, Inc., a Delaware corporation (the "Member").

                  The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C Section 18-101, et seq.), as amended from time to time (the "Act"), and hereby agrees as follows:

                  1. Name. The name of the limited liability company formed hereby is Arch of Wyoming, LLC (the "Company").

                  2. Certificates. Miriam Rogers Singer, as an authorized person within the meaning of the Act, shall execute, deliver and file the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an authorized person shall cease and the Member shall thereafter be designated as an authorized person within the meaning of the Act. The member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                  3. Purposes. The Company shall have all powers now or hereafter conferred by the laws of the State of Delaware on limited liability companies formed under the Act and, subject to the terms of this Agreement, may do any and all lawful acts or things that are necessary, appropriate, incidental or convenient for the furtherance and accomplishment of the purposes of the Company. Without limiting the generality of the foregoing, the Company may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out its purposes.

                  4. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

                  5. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle county, DE 19801.

                  6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The

Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

                  7. Member. The name and the mailing address of the Member is set forth on Schedule A attached hereto.

                  8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

                  9. Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member will contribute the amount of United States Dollars to the Company as listed on Schedule A attached hereto.

                  10. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company at such times and in such amounts as determined by the member.

                  11. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

                  12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interests in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

                  13. Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company.

                  14. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 14 may be revoked at any time by the Member. The initial Officers are listed on Schedule B attached hereto. The Member may revise Schedule B in its sole discretion at any time.

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                  15.      Other business. The Member may engage in or possess
an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

                  16. Exculpation and Indemnification. No Member, no Affiliate of a member, nor any Officer, employee or agent of the Company ("Indemnified Party") shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, unless such act or omission constituted bad faith, gross negligence, fraud or wilful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by an Indemnified Party by reason of any act or omission performed or omitted by an Indemnified Party in good faith on behalf o the Company and in a manner reasonably believed to be within the scope of the authority conferred an Indemnified Party by this Agreement, unless such act or omission constituted bad faith, gross negligence, fraud or wilful misconduct; provided, however, that any indemnity under this
Section 16 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

                  17. Assignments. A Member may assign in whole or in part its limited liability company interest with the written consent of the Member. If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

                  18. Resignation. A Member may resign from the Company with the written consent of the Member. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section19, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

                  19. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

                  20.      Dissolution.

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                           a.       The Company shall dissolve, and its affairs
shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

                           b.       The bankruptcy of the Member will not cause
the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

                           c.       In the event of dissolution, the Company
shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

                  21. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reasons any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

                  22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

                  23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

                  24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

                  25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the ___ day of April, 1998.

                                        Arch Coal, Inc.

                                        By: /s/ JEFFRY N. QUINN
                                           ----------------------------
                                           Jeffry N. Quinn
                                           Senior Vice President

                                   SCHEDULE A

                                       TO

                              ARCH OF WYOMING, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

MEMBER
------
                                                         Agreed Value of              Percentage
Name                   Mailing Address                 Capital Contribution           Interest
----                   ---------------                 --------------------           ----------
Arch Coal, Inc.        CityPlace One                         $1,000.00                   100%
                       Suite 300
                       St. Louis, MO 63141

                                   SCHEDULE B

                                       TO

                              ARCH OF WYOMING, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

NAME                                      TITLE
----                                      -----
Paul Lang                                 President and General Manager

Jeffry N. Quinn                           Vice President

David B. Peugh                            Vice President

Patrick Kriegshauser                      Vice President

Steven E. McCurdy                         Vice President

Mark Luzecky                              Vice President & Treasurer

Miriam Rogers Singer                      Secretary

William H. Rose                           Assistant Secretary